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Memory Pharmaceuticals Highlights Progress with Key Programs at its R&D Day

MONTVALE, N.J., May 16, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced progress with several key development programs at its R&D Day meeting with the investment community. The Company reported new clinical data for MEM 1414, its lead PDE4 inhibitor, demonstrating the compound’s CNS activity in humans. In addition, the Company has nominated MEM 68626 as the lead development candidate from its 5-HT6 antagonist program, and separately confirmed its 2008 development goals for its pipeline.

“We are extremely excited about the progress we have made in advancing our programs,” said Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “MEM 1414 produced a robust CNS signal in a human quantitative EEG study. In addition, using human whole blood assays, we have identified plasma concentrations required for anti-inflammatory activity. These data, combined with previous pharmacokinetic and safety data obtained in Phase 1 clinical trials for MEM 1414, will guide dosing for a proof-of-concept trial in either a cognition or respiratory indication, which we expect to initiate by the end of 2008.”

Mr. Kailian continued, “Further, we are pleased to report that we have nominated MEM 68626 as the lead compound in our 5-HT6 antagonist program. MEM 68626 has demonstrated strong preclinical efficacy data in cognition and has a favorable safety and pharmacokinetic profile, which we believe offers advantages over other compounds in development. We look forward to advancing MEM 68626 into the clinic this year.”

MEM 1414 – Potential in Cognition and Inflammation
Memory Pharmaceuticals reported the results of a clinical study of MEM 1414 on quantitative EEG (qEEG), a biomarker of central nervous system (CNS) activity. The randomized, double-blind, placebo-controlled, cross-over study enrolled twelve healthy volunteers and evaluated three doses of MEM 1414 (250, 500 and 750 mg). In the study, the 500 and 750 mg doses produced a statistically significant increase in both the absolute and relative power of the EEG signal in the alpha frequency. In addition, the 250 mg dose produced a strong trend on certain electrodes. Effects were consistent with previous preclinical data and with the pharmacokinetic profile of MEM 1414, and supplement the preclinical data in models of inflammation. In these models, MEM 1414 demonstrated robust anti-inflammatory effects and suppressed cytokine release from human whole blood. Together, this data package supports both pro-cognitive and anti-inflammatory indications and provides guidance for dosing in future clinical trials.

MEM 68626 – Lead 5-HT6 Antagonist
MEM 68626 was nominated as the lead development candidate in the Company’s 5-HT6 antagonist program. MEM 68626 is a novel, potent and selective antagonist of the 5-HT6 receptor, a validated target for the treatment of cognitive disorders. The compound has demonstrated efficacy in multiple preclinical models of cognition and obesity and has a favorable safety and toxicology profile in in vivo studies, with no cardiovascular or genetic toxicity issues. In addition, MEM 68626 has superior pharmaceutical-like properties and the compound’s pharmacokinetic profile suggests the potential for once-daily, oral dosing.

2008 Program Goals
The Company confirmed its development goals for 2008:

•	Initiate a biomarker study for R3487/MEM 3454 this summer, with results expected by early 2009

•	Complete and report top-line results for its Phase 2a trial of R3487/MEM 3454 in cognitive impairment associated with schizophrenia (CIAS) in the fourth quarter

•	Complete and report top-line results for its Phase 1 program of R4996/MEM 63908 in the fourth quarter

•	Initiate a Phase 2a trial for MEM 1414 by year-end

•	Initiate a Phase 1 trial for MEM 68626 by year-end.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Global Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.